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                     July 21, 2022

       Michael Doniger
       Chief Executive Officer and Chairman of the Board
       SCVX Corp.
       1220 L St NW, Suite 100-397
       Washington, DC 20005

                                                        Re: SCVX Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 27, 2022
                                                            File No. 001-39190

       Dear Mr. Doniger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Danielle Scalzo, Esq.